                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SURGICAL CARE AFFILIATES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         SURGICAL CARE AFFILIATES, INC.

                                 MARCH 31, 1995



TO OUR SHAREHOLDERS:

         On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Shareholders of Surgical Care Affiliates, Inc. to be held on May 11, 1995 at 11:00 A.M., Central Daylight Time, in the Belmont Ballroom of the Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee.

         The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

         In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

         It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided.


                                           Sincerely yours,





                                           Joel C. Gordon
                                           Chairman of the Board

                         SURGICAL CARE AFFILIATES, INC.
                           Suite 610, Woodmont Centre
                             102 Woodmont Boulevard
                           Nashville, Tennessee 37205

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                                  May 11, 1995

         Notice is hereby given that the Annual Meeting of Shareholders of Surgical Care Affiliates, Inc. (the "Company") will be held on May 11, 1995, at 11:00 A.M., Central Daylight Time, in the Belmont Ballroom of the Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, for the following purposes:

                 1. To elect nine directors to serve during the ensuing year.

                 2. To ratify the appointment of Deloitte & Touche as the independent accountants of the Company.

                 3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on March 17, 1995 are entitled to notice of and to vote at the Annual Shareholders' Meeting.


Dated: March 31, 1995               By order of the Board of Directors




                                           Tarpley B. Jones
                                           (Secretary/Treasurer)

                                   IMPORTANT

         WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         SURGICAL CARE AFFILIATES, INC.
                           Suite 610, Woodmont Centre
                             102 Woodmont Boulevard
                           Nashville, Tennessee 37205


                                PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

         This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of Surgical Care Affiliates, Inc. ("SCA" or the "Company") to be held on May 11, 1995 at 11:00 A.M., Central Daylight Time, in the Belmont Ballroom of the Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, and at any adjournment or adjournments thereof.

         At the Annual Meeting, the shareholders will vote on the election of nine Directors. The shareholders will also be asked to ratify the appointment of Deloitte & Touche as independent accountants to audit financial statements of the Company for the current fiscal year. If a quorum exists, the affirmative vote of a plurality of the shares present or represented at the meeting and entitled to vote is required to elect the Board of Directors. If a quorum exists, the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote is required to ratify the appointment of Deloitte & Touche as independent accountants.

         Shareholders are urged to sign the enclosed form of proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with the shareholders' directions. If no directions are given, proxies will be voted for the election of the nominees named herein as Directors and for the ratification of the appointment of Deloitte & Touche as independent accountants. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except for the election of directors, and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Under the rules of the New York Stock Exchange, brokers who hold shares in a street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote only upon the election of directors. Under applicable Delaware law, a broker non-vote on a proxy returned to the Company will be counted as present for purposes of determining a quorum but will have no effect on the outcome of the election of directors or the ratification of the appointment of Deloitte & Touche as independent accountants. The Board of Directors knows of no other business to be presented at the meeting. If any other business is properly presented, the persons named in the enclosed proxy have authority to vote in accordance with the recommendations of the Board of Directors. The proxy may be revoked at any time prior to the voting thereof by written request to the Company at Suite 610, Woodmont Centre, 102 Woodmont Boulevard, Nashville, Tennessee 37205, Attention: Tarpley B. Jones, Secretary-Treasurer. The proxy may also be revoked by submission to the Company of a more recently dated proxy. The giving of a proxy will not affect the right of the shareholder to attend the meeting and vote in person. A shareholder may revoke a proxy and vote in person at the meeting by delivering an instrument of revocation to the Secretary no later than 11:00 A.M., Central Daylight Time, on the date of the meeting.

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The entire cost of soliciting these proxies will be borne by the Company. In addition to being solicited through the mails, proxies may be solicited personally or by courier service, telephone or telegraph by officers, directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, who will be reimbursed for their reasonable expenses incurred in such connection. It is expected that this Proxy Statement will first be sent to shareholders on March 31, 1995.

SHAREHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

         Shareholders' proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company no later than December 1, 1995 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

OUTSTANDING VOTING SECURITIES

         Only shareholders of record on March 17, 1995, are entitled to notice of and to vote at the Annual Meeting. On March 17, 1995 there were 39,380,655 shares of Common Stock of the Company (the "Shares") issued and outstanding. Each Share has one vote.

                             ELECTION OF DIRECTORS

         Directors hold office until their successors have been duly elected qualified. The Company's Bylaws provide that the Board shall consist of such number of Directors as may be fixed by action of the Board of Directors. The Directors have determined that the Board shall consist of nine members. All of the nominees are members of the current Board of Directors. If any nominee or nominees should be unable to accept nomination or election as a Director, which is not expected, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors. The election of a Director requires the affirmative vote of a plurality of shares present or represented at the meeting and entitled to vote.

MANAGEMENT OF THE COMPANY RECOMMENDS THE ELECTION OF THE FOLLOWING NOMINEES:

                                                 Principal                                      Director
   Nominee                        Age            Occupation                                      Since
 -----------                      ---            ----------                                     --------
Joel C. Gordon                    66         Chairman of Board and                                1982
                                             Chief Executive Officer

William J. Hamburg                45         President and Chief                                  1991
                                             Operating Officer

Dan E. Bruhl, M.D.                52         Physician                                            1985

Lucius E. Burch III               53         Chairman of Massey Burch                             1982
                                             Investment Group, Inc.

Robert J. Fraiman                 66         Private Investor                                     1986

Kenneth J. Melkus                 48         Chairman of the Board,                               1987
                                             President and Chief Executive
                                             Officer of HealthWise of
                                             America, Inc.

Andrew W. Miller                  51         Private Investor; President of                       1982
                                             American HealthMark, Inc. and
                                             Chairman of Omega Health
                                             Systems, Inc.

Edwin J. Nighbert, M.D.           53         Physician                                            1983

Sister Josepha                    62         Vice President of Illinois                           1986
 Schaeffer, O.S.F.                           Hospital Sisters Health System

         During the last fiscal year, the Board of Directors held five meetings. No director attended less than 75% of the meetings held during 1994 except for Mr. Fraiman, who attended 60% of the meetings, and Mr. Burch, who attended 40% of the meetings. Directors not otherwise employed by the Company received $2,000 for each regular meeting attended and $1,000 for each special meeting attended. In addition, such directors are eligible to participate in the 1990 Nonqualified Stock Option Plan for Nonemployee Directors of Surgical Care Affiliates, Inc. (the "Director Plan").

         The Board of Directors has three committees: an Executive Committee, a Compensation Committee and an Audit Committee. There is no nominating committee. Members of the Executive Committee are Messrs. Gordon and Hamburg and Dr. Nighbert. The Executive Committee is authorized by the Board of Directors to take all action which may be taken by the Board of Directors, except the power to alter or amend the Bylaws; submit to shareholders any action that requires shareholders' authorization; fill vacancies on the Board of Directors or any committee thereof; or declare dividends or make any other distributions. The Executive Committee is specifically authorized to allocate funds to the Company's subsidiaries not in excess of $1,000,000 in any single allocation for the development and/or construction of outpatient surgical care centers or for such other purposes as the Executive Committee deems appropriate. During 1994, the Executive Committee took six actions by unanimous written consent.

         Members of the Compensation Committee during 1994 were Messrs. Burch and Fraiman and Dr. Bruhl. The Compensation Committee was appointed by the Board of Directors to set compensation of executive officers, determine the Performance Bonus and administer the Company's employee benefit plans, including the Incentive Option Plan and the Stock Purchase Plan. During 1994, the Compensation Committee held one meeting at which Mr. Burch and Dr. Bruhl were present. No member of the Compensation Committee is eligible to receive stock options under the plans administered by it.

         Members of the Audit Committee during 1994 were Mr. Burch, Dr. Bruhl and Sister Schaeffer. The Audit Committee was appointed to engage independent auditors and review audit fees, supervise matters relating to audit functions, review audit results with the auditors and review the scope and results of the Company's internal auditing procedures and the adequacy of the internal controls. During 1994, the Audit Committee held three meetings. All of the members of the Audit Committee attended two of the meetings. Dr. Nighbert participated in the third meeting in the absence of Mr. Burch and Dr. Bruhl.

         Mr. Gordon has been Chairman of the Board of the Company since its founding in 1982 and has served as its Chief Executive Officer since 1987. Mr. Gordon had been in private investing in Nashville, Tennessee prior to his association with the Company in 1982. Mr. Gordon serves on the Board of Directors of Genesco, Inc., an apparel manufacturer; HealthWise of America, Inc., an owner and operator of health maintenance organizations; and Third National Bank in Nashville, a bank in Nashville, Tennessee.

         Mr. Hamburg became President and Chief Operating Officer of the Company in February 1992. He joined the Company as a Vice President in March 1984 and was appointed Executive Vice President in 1986.

         Dr. Bruhl has been a practicing physician in Fort Worth, Texas since 1973. Dr. Bruhl is President of Surgery Center of Fort Worth, Inc. and co-founder of the Fort Worth Surgery Center. He currently serves on the Board of Directors of Akorn, Inc., a pharmaceutical supply company which specializes in ophthalmic medical drugs.

         Mr. Burch has been Chairman of Massey Burch Investment Group, Inc., a venture capital company in Nashville, Tennessee, since October 1989. He served as its President from 1981 until October 1989 and as its Vice President from 1968 until June 1981. He serves on the Board of Directors of QMS Inc., a producer of intelligent graphic systems and laser printers; Bio Systems, Inc., a manufacturer of proprietary health care products; Norrell Corp., a temporary staffing company; and Titan Holding, Inc., an insurance holding company.

         Mr. Fraiman is a private investor. From 1982 until 1987, he was a limited partner in Spear, Leeds and Kellogg, a specialist firm on the New York Stock Exchange, prior to which time he was a partner in a specialist firm which merged into Spear, Leeds and Kellogg. Mr. Fraiman is a former governor of the New York Stock Exchange.

         Mr. Melkus has been Chairman of the Board, President and Chief Executive Officer of HealthWise of America, Inc. since July 1993. He served as Vice Chairman of the Board of the Company from February 1992 until July 1993. He joined the Company in September 1984 as Executive Vice President and became President and Chief Operating Officer in 1987, which position he held until February 1992. Mr. Melkus serves on the Board of Directors of HealthWise of America, Inc.; Medalliance, Inc., an owner and operator of outpatient diagnostic centers; and Quorum Health Group, an owner and operator of acute care hospitals.

         Mr. Miller is a private investor and President of American HealthMark, Inc., an operator of acute care hospitals. Mr. Miller is also a director and Chairman of Omega Health Systems, Inc., a company which operates and manages eye care centers. Mr. Miller served as Vice Chairman of the Board of the Company from May 1987 until February 1990 and served as President and Chief Executive Officer from the Company's founding in 1982 until May 1987. Mr. Miller serves on the Board of Directors of HealthWise of America, Inc.

         Dr. Nighbert has been a general and vascular surgeon practicing in Lexington, Kentucky since 1973 and is a founder and Medical Director of the Lexington Surgery Center. He serves on the Board of Directors of First National Bank, a bank in Versailles, Kentucky; and HealthWise of America, Inc.

         Sister Josepha Schaeffer has been Vice President of Hospital Sisters Health System, Illinois since 1988, prior to which she had been Corporate Director of Nursing and Paramedical Services of all hospitals affiliated with the Hospital Sisters Health System since 1983.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number of shares held beneficially, directly or indirectly, as of February 21, 1995, by all holders of more than 5% of the Company's Common Stock, all directors and nominees for director, the Company's (i) Chief Executive Officer and (ii) two most highly compensated executive officers other than the Chief Executive Officer (these three executive officers being hereinafter referred to as the "Named Executive Officers") and by all directors and executive officers as a group, together with the percentage of the outstanding shares which such ownership represents. Applicable rules of the Securities and Exchange Commission (the "SEC") require disclosure of share ownership and compensation of the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer; however, during 1994 there were only two executive officers of the Company other than the Chief Executive Officer.

                                                                    AMOUNT AND
                                                                      NATURE
                                 NAME AND ADDRESS                 OF BENEFICIAL        PERCENT OF
                                OF BENEFICIAL OWNER                OWNERSHIP(1)         CLASS(2)
                                -------------------                ------------         --------
                    Joel C. Gordon
                    102 Woodmont Boulevard, Suite 610
                    Nashville, Tennessee 37205                       1,556,213(3)          4%

                    William J. Hamburg
                    102 Woodmont Boulevard, Suite 610
                    Nashville, Tennessee 37205                         153,956(4)           *

                    Dan E. Bruhl, M.D.
                    1201 Summit Ave.
                    Fort Worth, Texas 76102                            236,265              *

                    Lucius E. Burch III
                    Massey Burch Investment Group
                    310 25th Avenue North
                    Nashville, Tennessee 37203                         109,660              *

                    Robert J. Fraiman
                    One Rocky Lane
                    Rancho Mirage, CA 92270                            104,140              *

                    Kenneth J. Melkus
                    102 Woodmont Boulevard, Suite 110
                    Nashville, Tennessee 37205                          48,182              *

                    Andrew W. Miller
                    210 25th Avenue North
                    Suite 1200                                       2,437,889(5)          6%
                    Nashville, Tennessee 37203

                                                                    AMOUNT AND
                                                                      NATURE
                                 NAME AND ADDRESS                 OF BENEFICIAL        PERCENT OF
                                OF BENEFICIAL OWNER                OWNERSHIP(1)         CLASS(2)
                                -------------------                ------------         --------
                    Edwin J. Nighbert, M.D.
                    1725 Harrodsburg Road
                    Lexington, Kentucky 40504                          189,685              *

                    Sister Josepha Schaeffer, O.S.F.
                    Hospital Sisters Health System
                    Box 19431                                                               *
                    Springfield, Illinois 62794                             --

                    Tarpley B. Jones
                    102 Woodmont Boulevard, Suite 610
                    Nashville, Tennessee 37205                           2,807              *

                    The Equitable Companies Incorporated
                    787 Seventh Avenue South
                    New York, NY 10019                               6,781,866(6)          17%

                    All directors and executive officers as
                    a group (10 persons)                             4,838,797             12%

-------------------

  *      Indicates less than 1% ownership

(1) Beneficial ownership is deemed to include shares of the Company's Common Stock which an individual has a right to acquire within 60 days of February 21, 1995 upon the exercise of options or warrants or conversion of convertible securities. The table includes options granted under the Company's Incentive Option Plans and the Director Plan. These shares are deemed to be outstanding for the purposes of computing the percentage ownership of that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person. Unless otherwise noted in the following footnotes, the persons as to whom information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned.

(2) Computation based upon 39,217,724 shares outstanding at February 21, 1995.

(3) Includes 1,186,192 shares with respect to which Mr. Gordon has sole voting and investment rights. Also includes 174,715 shares held by his wife, and 35,904 shares held in trust for his grandchildren, as to which shares Mr. Gordon disclaims beneficial ownership. Also includes 105,305 shares held by a partnership as to which Mr. Gordon has sole voting and investment power.

(4) Includes 130,224 shares with respect to which Mr. Hamburg has sole voting and investment rights. Also includes 2,713 shares held for his children as to which Mr. Hamburg disclaims beneficial ownership.

(5) Includes 2,330,389 shares as to which Mr. Miller has sole voting and investment rights. Also includes 107,500 shares held in a private foundation with respect to which Mr. Miller has sole voting and investment control.

(6) According to a Form 13G filed with the SEC dated February 10, 1995, AXA, The Equitable Companies Incorporated (through three of its subsidiaries) and the following five French mutual insurance companies (as a group): AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle (collectively, the "AXA Companies") reported ownership of the shares listed in the foregoing table. The AXA Companies own a greater than 50% interest in AXA, and AXA owns a 49% interest in The Equitable Companies.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         The Company does not believe that any director, officer or beneficial owner of more than 10% of the Company's Common Stock failed during 1994 to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934.


                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

         Dan E. Bruhl, M.D., a director of the Company, is a 4.5% shareholder and president of Surgery Center of Fort Worth, Inc. ("SCFW"). SCFW sold its operating assets to the Company effective October 1, 1983 in exchange for shares of the Common Stock of the Company (the "Shares") valued at $220,000. SCFW leases real estate and equipment to Fort Worth Surgery Center Associates (the "Fort Worth Center"), a general partnership composed of a subsidiary of the Company and Surgery S, Inc., for an annual rental equal to $302,000 under a lease expiring in November 1998. Dr. Bruhl is also a shareholder of Surgery S, Inc.

         Dr. Bruhl was elected to the Board of Directors pursuant to the Company's agreement with the physicians owning interests in the Fort Worth Center, which requires the Company to use its best efforts to cause and maintain the election of a nominee of the physicians to its Board of Directors. This agreement does not contain a termination provision.

         On June 15, 1983, Surgery Property Associates, Ltd. ("Surgery Property"), a limited partnership with a subsidiary of the Company as its general partner, purchased the real property on which the Lexington Surgery Center is located from a general partnership (the "Seller"), in which Edwin J. Nighbert, M.D., a director of the Company, had an interest, for $1,625,000. Subsequently, Dr. Nighbert was elected as a director of the Company. The purchase agreement provides that in the event that the property is ever sold or 50% or more of its ownership otherwise transferred (excluding changes of ownership resulting from sales of limited partnership interests in Surgery Property), (a) in a transaction with a party not affiliated with Surgery Property, the Seller will receive 60% of the difference between $1,625,000 and the net sales proceeds received by Surgery Property in such transaction, and
(b) in a transaction with a party affiliated with Surgery Property, the Seller will receive a sum equal to 60% of the difference between $1,625,000 and the fair market value of the real property as determined by an appraisal by a mutually agreed upon appraiser. The real estate purchase agreement does not provide for termination of these provisions.

         Dr. Nighbert is a shareholder of EDD, Inc., a corporation which until March 1994 was the limited partner of Lexington-SC Partners, Ltd., a limited partnership of which a subsidiary of the Company is the general partner. Lexington-SC Partners, Ltd. is the general partner of the limited partnership which operates the Lexington Surgery Center. EDD, Inc. as such limited partner received 10% of the annual net profits (calculated without deduction for SCA's management fee, payments to an affiliate under an equipment lease and the salary of any medical director or administrator) of the Lexington Surgery Center. The Company had the right to purchase the interest of EDD, Inc. for $1,000 and exercised such right in March 1994.

         Sister Josepha Schaeffer, O.S.F., a director of the Company, is the president of LaSante, Inc., a wholly owned subsidiary of Hospital Sisters Services Incorporated ("HSSI"). LaSante, Inc. and a subsidiary of the Company are general partners of Ambulatory Health Services Associates, a general partnership formed to develop, own and operate outpatient surgical care centers. SCA's subsidiary and LaSante, Inc. own 51% and 49%, respectively, of the interests in the partnership. This partnership is the general partner of and owns a majority interest in the Eau Claire Surgery Center, Limited Partnership, Eau Claire, Wisconsin.

         Each of the transactions referred to above was negotiated at arm's length in connection with the acquisition of the center prior to the interested director's assuming his or her position with the Company.

         Andrew W. Miller, a director of the Company, is the majority shareholder, chairman and chief executive officer of American HealthMark, Inc. ("AHM"). A subsidiary of AHM (the "Subsidiary") formed a limited partnership to develop and operate an outpatient surgery center in Golden, Colorado (the "Golden Partnership"). On October 22, 1992, AHM and the Company entered into an agreement for the sale to the Company of stock in the Subsidiary owned by AHM (the "Subsidiary Stock") for a purchase price of $100,000 in cash and ten units of limited partnership in the Golden Partnership (the "Golden Stock Agreement"). The purchase price was paid on March 10, 1993. AHM has the option to exchange its interest in the Golden Partnership for Shares with a value equal to 10% of eight times the net income of the Golden Partnership for the calendar year ending prior to exercise of the option. On or after October 22, 1997, the Company has the right to require AHM to exchange its interest in the Golden Partnership for Shares with a value equal to 10% of eight times the net income of the Golden Partnership for the calendar year ending prior to exercise of such right. The Shares will be registered under the Securities Act of 1933, as amended. In the event that Sloans Lake Management Corporation enters into a contract with Aurora Surgery Center Limited Partnership (the "Aurora Partnership"), an affiliate of the Company which owns and operates an outpatient surgery center in Aurora, Colorado, on terms and conditions no less favorable to the Aurora Partnership than those in the Golden Partnership's contract with the Sloans Lake Management Corporation, then the Company will cause the Aurora Partnership to offer to AHM for $15,000 per unit five units of limited interest in the Aurora Partnership, representing an aggregate of a 5% ownership interest in the Aurora Partnership. AHM may exchange its interest in the Aurora Partnership for Shares, and the Company may require AHM to exchange its interest in the Aurora Partnership for Shares, on the same terms as provided above in respect of AHM's interest in the Golden Partnership, except the number of Shares to be received by AHM shall be based on 5% of eight times the net income of the Aurora Partnership. AHM has the right to designate one or more persons to own its interests in the Golden Partnership and the Aurora Partnership. In the event of such a designation, such interests as owned by any designee shall have all the rights and obligations granted to or conferred upon AHM. The purchase price of the Subsidiary Stock was determined through negotiations between the Company and AHM. The cost of the Subsidiary Stock to AHM was $150,000, which equaled AHM's expenses in development of the proposed center on the date of the Golden Stock Agreement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1994 to those persons who, during the fiscal year ended December 31, 1994, were the Named Executive Officers.


                                                                                   LONG TERM COMPENSATION
                                                                             -----------------------------------
                                        ANNUAL COMPENSATION                          AWARDS            PAYOUTS
                         ------------------------------------------------    -----------------------  ----------
                                                                OTHER
                                                                ANNUAL       RESTRICTED   SECURITIES
       NAME AND                                              COMPENSATION      STOCK      UNDERLYING     LTIP       ALL OTHER
  PRINCIPAL POSITION     YEAR      SALARY($)    BONUS($)(1)     ($)(2)       AWARDS($)    OPTIONS(#)  PAYOUTS($)  COMPENSATION($)
  ------------------     ----      ---------    -----------  ------------    ----------   ----------  ----------  ---------------
  Joel C. Gordon         1994       $350,000      $198,710          -            -         25,000          -            -
   Chairman of the       1993        305,000        80,852          -            -         75,000(3)       -            -
   Board and Chief       1992        265,000       876,960          -            -         50,000          -            -
   Executive Officer

  William J. Hamburg     1994       $280,000      $158,468          -            -         25,000          -            -
   President and Chief   1993        230,000        62,296       $867            -         75,000(3)       -            -
   Operating Officer     1992        200,000       219,840        555            -         50,000          -            -

  Tarpley B. Jones       1994       $175,000      $ 99,355       $722            -         75,000          -            -
   Senior Vice           1993        130,000        25,846          -            -         54,363(4)       -            -
   President, Chief      1992        100,000        33,386        807            -         25,000          -            -
   Financial Officer,
   Secretary and
   Treasurer


(1) The amounts earned in 1992 were paid in 1992. The amounts earned in 1993 were paid in 1994. The amounts earned in 1994 were paid in 1995.
(2) Represents difference between price paid for shares purchased under the Employee Stock Purchase Plan and the fair market value on the date of purchase.
(3) Of this amount, 50,000 of the shares underly options that were granted in 1992 and repriced in 1993.
(4) Of this amount, 25,000 of the shares underly options that were granted in 1992 and repriced in 1993 and 4,363 of the shares underly options that were adjusted to reflect the Company's spin-off of HealthWise of America, Inc. in December 1993.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding grants of stock options made to the Named Executive Officers during 1994.

                                                                                         Potential Realizable Value at
                                                                                            Assumed Annual Rates of
                                                                                          Stock Price Appreciation for
                                              Individual Grants                                   Option Term
                          -----------------------------------------------------------    -----------------------------
                                              Percent of
                             Number of      Total Options
                             Securities       Granted to     Exercise or
                             Underlying      Employees in    Base Price    Expiration
                          Options Granted    Fiscal Year       ($/Sh)          Date            5%($)           10%($)
                          ---------------   -------------    -----------   ----------          -----           ------
   Joel C. Gordon
                               25,000(1)          6.2%         $18.375       10/27/99         $126,917        $280,453

   William J. Hamburg
                               25,000(1)          6.2%         $18.375       10/27/99         $126,917        $280,453


   Tarpley B. Jones
                               50,000(2)         12.4%         $14.50         7/22/99         $300,456        $663,929
                               25,000(1)          6.2%         $18.375       10/27/99         $126,917        $280,453


(1) The Options are exercisable one third beginning October 27, 1996, after which one-third became exercisable each year.
(2) The Options are exercisable one third beginning July 22, 1996, after which one-third became exercisable each year.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table provides certain information, with respect to the Named Executive Officers, concerning the exercise of options during 1994 and with respect to unexercised options at December 31, 1994.



                                                                           Number of
                                                                     Securities Underlying           Value of Unexercised
                                                                    Unexercised Options at          In-the-Money Options at
                                                                      Fiscal Year End (#)              December 31, 1994
                                                                 -----------------------------   -----------------------------
                                Shares
                                Acquired                Value
             Name               on Exercise(#)    Realized($)    Exercisable     Unexercisable   Exercisable     Unexercisable
             ----               --------------    -----------    -----------     -------------   -----------     -------------
  Joel C. Gordon                58,497               $248,628         --               100,000        --              $564,488

  William J. Hamburg            42,000                610,634      21,019              100,000   $205,355             $421,875

  Tarpley B. Jones                 --                     --          --               154,363        --              $754,051

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         Mr. Gordon and Mr. Hamburg are parties to employment agreements with the Company, dated January 1, 1990 and January 1, 1992, respectively, as amended September 1, 1994, each for renewable three year terms, which can be terminated by the Company upon three years' notice and by the employee upon 30 days notice prior to the expiration of the term. Mr. Jones is a party to an employment agreement with the Company, dated April 25, 1994, which has a term ending December 31, 1996. The employment agreements provide that if the Company merges, consolidates or combines with another business entity (a "Change in Control"), then, at the employee's option, the new entity will assume the employment agreement or the Company will pay the employee three years' compensation. As of the date hereof, the aggregate amount payable to Messrs. Gordon, Hamburg and Jones in the event of a Change in Control is $2,790,000.

         Under the employment agreements with each of Mr. Gordon, Mr. Hamburg and Mr. Jones (collectively, the "Employment Agreements"), the initial base salary of each executive officer was established on the date of his respective agreement. The Employment Agreements provide that increases in compensation paid under the agreements will be determined by the Compensation Committee on an annual basis and that the employee may be granted options, bonuses and other forms of incentive compensation at the discretion of the Compensation Committee. The Employment Agreements also provide that the compensation required to be paid under each Employment Agreement shall not be decreased in any manner unless the employee fails to perform the duties required for any reason, other than death or disability, or the Employment Agreement is terminated pursuant to its terms or by written consent of the employee and the Company.

         Options granted to the Named Executive Officers pursuant to the Company's Incentive Stock Plan of 1986 are immediately exercisable upon a change of control of the Company or upon the employee's termination of employment for a reason other than death, disability or retirement at normal or early retirement age. Such options are exercisable three months after termination of employment for disability or retirement at normal or early retirement age.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1994, the Compensation Committee was comprised of Messrs. Burch and Fraiman and Dr. Bruhl. No member of the Compensation Committee was, during the 1994 fiscal year, an officer or employee of the Company or any of its subsidiaries. Additionally, no member of the Compensation Committee has ever served as an officer of the Company or any of its subsidiaries. Dan E. Bruhl, M.D., a Director of the Company, is a 4.5% shareholder and president of Surgery Center of Fort Worth, Inc. ("SCFW"). SCFW sold its operating assets to SCA effective October 1, 1983 in exchange for Shares valued at $220,000. SCFW leases real estate and equipment to Fort Worth Surgery Center Associates (the "Fort Worth Center"), a general partnership composed of a subsidiary of the Company and Surgery S, Inc., for an annual rental equal to $302,000 under a lease expiring in November 1998. Dr. Bruhl is also a shareholder of Surgery S, Inc. Dr. Bruhl was elected to the Board of Directors pursuant to the Company's agreement with the physicians owning interests in the Fort Worth Center, which requires the Company to use its best efforts to cause and maintain the election of a nominee of the physicians to its Board of Directors. This agreement does not contain a termination provision. With the exception of Dr. Bruhl's relationship with the Fort Worth Center, there are no relationships among the Company's executive officers and any entity affiliated with any of the members of the Compensation Committee that require disclosure under applicable SEC rules.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report is submitted by the Compensation Committee pursuant to rules adopted by the SEC which require disclosure with respect to compensation policies applicable to the Company's executive officers and with respect to the basis for Mr. Gordon's compensation, as Chief Executive Officer, for 1994.

         The Company's executive compensation policies are designed (1) to motivate and retain senior management by providing levels of compensation which relate to past and anticipated individual and Company performance; (2) to align employee interests with the interests of the stockholders by encouraging employee stock ownership and (3) to base a significant portion of each executive officers' compensation package on the financial performance of the Company. Accordingly, a substantial portion of the compensation package is "at risk" and includes bonuses tied to financial performance and the granting of stock options.

         The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee of the Board of Directors. All members of the Compensation Committee are outside directors.

Chief Executive Compensation

         Under Mr. Gordon's employment agreement, the Compensation Committee determines increases in Mr. Gordon's compensation on an annual basis. In establishing the compensation for Mr. Gordon, the basic approach was that of the compensation policies applicable to all executive officers. The Compensation Committee made a subjective determination based upon the Company's earnings per share, the Company's growth during 1994 and the corresponding increase in Mr. Gordon's management duties. Mr. Gordon's salary for 1994 was established at the beginning of the year. It represented a 15% increase over his salary for 1993. During 1994, the Company added ten surgery centers; revenues increased 20%; and earnings per share before restructuring charges and non-recurring gains increased 19%. Mr. Gordon's performance bonus for 1994 was determined in accordance with the formula set forth under the heading Performance Bonus.

         The Compensation Committee believes option grants should be made annually on a generally consistent basis. In awarding the stock options to Mr. Gordon in 1994, the Compensation Committee considered the same subjective factors as set forth above with respect to salary and granted options for approximately the same number of underlying shares as in previous years.

Salary

         Under each executive's employment agreement, the Compensation Committee determines increases in compensation on an annual basis. The Compensation Committee's policy in determining the appropriate annual salary for executives is to consider the executive's contribution to the success of the Company and the amount of responsibility vested in the executive's position. In establishing the salary of each executive officer for 1994, the Compensation Committee made a subjective determination but considered the Company's earnings per share, the Company's growth during 1994 and the corresponding increase in the executive's management responsibilities.

Performance Bonus

         The Compensation Committee's policy is that a substantial portion of executive compensation should be "at risk." Accordingly, the executive performance bonus is awarded only to the extent that the Company's pre-tax net income exceeds 100% of the previous year's pre-tax income. For each percentage by which pre-tax net income exceeds 100% of the previous year's, executive officers receive a bonus equal to 2% of salary. For each percentage increase in excess of 115% up to and including 120%, the bonus equals 3% of base salary. For each percentage increase in excess of 120%, the bonus equals 4% of base salary.

         In the years ending December 31, 1994, 1993 and 1992, the Company's pre-tax net income before restructuring charges and non-recurring gains increased by 23%, 28% and 38%, respectively. The Compensation Committee believes that the performance bonus motivates the executives to increase the income of the Company, which should then maximize shareholder value.

         The amount earned under the performance bonus by each executive in 1992, 1993 and 1994, is as follows:

                                             1992 (1)          1993 (2)            1994 (3)
                                             ----              ----                ----
             Joel C. Gordon                $117,963           $80,852            198,710
             William J. Hamburg              89,029            62,296            158,968
             Tarpley B. Jones                33,386            25,846             99,355

------------------------

(1)  The amounts earned in 1992 were paid in 1992.
(2)  The amounts earned in 1993 were paid in 1994.
(3)  The amounts earned in 1994 were paid in 1995.

Special Bonus

         In the fiscal years 1991 through 1993, executive officers were also eligible to earn bonuses based on the performance of the Company's stock over a five year period. The bonus paid was at the discretion of the Compensation Committee, and there was no set formula which determined the amount of the bonus. When determining the special bonus in prior years, the Compensation Committee made a subjective determination based upon the appreciation in the value of the Company's common stock.

         The amount earned under the special bonus by each executive in 1992 and 1993 is set forth below:

                                                                1992 (1)         1993 (2)
                                                                ----             ----
                                Joel C. Gordon                 $758,997            --

                                William J. Hamburg              130,811            --

                                Tarpley B. Jones                    --             --

--------------

(1)    The amounts earned in 1992 were paid in 1992.
(2) Because the value of the Company's stock did not appreciate in 1993, the Compensation Committee did not award any bonuses in 1993.

Stock Options

         The Compensation Committee believes that stock options reward the long-term performance of executives. The Compensation Committee believes that stock options provide financial incentives for management because the option exercise price for the employee is the price of stock on the date of grant. Accordingly, executives recognize a gain only if the value of the Company's stock increases. Thus, executives with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the financial interests of management are aligned with those of the Company's shareholders.

         Each year the executive officers receive a grant of incentive stock options. The exercise price of these options is equal to the market value of the stock on the date of grant. The Compensation Committee believes option grants should be made annually on a generally consistent basis. In awarding the stock options to the executives in 1994, the Compensation Committee considered the same subjective factors as set forth above with respect to salary.

Compensation Committee:
         Lucius E. Burch III
         Dan E. Bruhl, M.D.
         Robert J. Fraiman

                         COMPARATIVE PERFORMANCE GRAPH


         The Company is required to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total shareholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator, and (b) the performance of a published industry index or peer group. The following graph compares the yearly percentage change in the return on the Company's Common Stock for the last five years with the cumulative total return on the Dow Jones Health Care Providers Index and the Dow Jones Equity Market Index. The graph assumes the investment on December 31, 1989, of $100 in the Company's Common Stock and that all dividends were reinvested at the time they were paid.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      Among Surgical Care Affiliates, Inc., Dow Jones Equity Market Index
                   and Dow Jones Health Care Providers Indes
                        Fiscal Year Ending December 31


                                    (GRAPH)


------------------------------------------------------------------------------
                                  1989    1990    1991    1992    1993    1994
------------------------------------------------------------------------------
Surgical Care Affiliates, Inc.     100     230     687     436     288     382
------------------------------------------------------------------------------
Dow Jones Equity Market Index      100      96     127     138     152     153
------------------------------------------------------------------------------
Dow Jones Health Care Providers    100     108     118     124     194     212
------------------------------------------------------------------------------

                           COMPENSATION OF DIRECTORS


         Directors not otherwise employed by the Company receive $2,000 for each regular board meeting attended and $1,000 for each special board meeting attended. In addition, nonemployee directors are entitled to receive options pursuant to the 1990 Non-Qualified Stock Option Plan for Non-Employee Directors of Surgical Care Affiliates, Inc. (the "Director Plan"). The Board of Directors unanimously approved the Director Plan in May 1990 and the shareholders approved the Director Plan in May 1991. The Director Plan provides for the grant of non-qualified stock options to each director of the Company who is not also either an employee or officer of the Company or a holder of more than 5% of the outstanding Common Stock of the Company (a "Non-Employee Director"). The material features of the Director Plan are described below.

         The Director Plan authorizes the issuance of options for the purchase of up to 150,000 shares of Common Stock as well as the issuance of the underlying shares. Any shares of Common Stock allocable to the unexercised portion of an option that expires or terminates will again be available for the purposes of the Director Plan. The Director Plan contains provisions providing for adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, business combinations or certain other events.

         The Director Plan provides that, on each May 15 during the term of the Director Plan, options shall be granted automatically to the Non-Employee Directors serving the Company on such date in accordance with the following formula: 30,000 divided by the number of Non-Employee Directors serving the Company in such capacity on such date; provided, however, no Non-Employee Director will be granted an option to purchase more than 3,000 shares. The date of an option pursuant to the Director Plan shall be referred to hereinafter as the "Grant Date" of such option. The Board of Directors may revoke, on or prior to each May 15, the next automatic grant of options otherwise provided for by the Director Plan if no options have been granted to employees since the preceding May 15 under the Company's 1986 Employee Stock Purchase Plan or any other employee stock option plan that the Company might adopt hereafter. The formula set forth above will not be affected by any decision of the Board of Directors to revoke an automatic grant.

         The price at which each share of Common Stock covered by an option may be purchased upon exercise of such option pursuant to the Director Plan is the fair market value of the share on the Grant Date of such option. Fair market value is defined as the closing sales price on the date in question (or, if there was no reported sale on such date, on the last preceding day on which any reported sale occurred) of the Common Stock as reported on the New York Stock Exchange. On February 21, 1995, the fair market value of a share of Common Stock subject to the options was $22.00.

         On May 15, 1994, the Company granted options to purchase an aggregate of 12,000 shares of Common Stock under the Director Plan at an exercise price per share of $12.375, the fair market value, as described above, of the Common Stock on such date. Each Non-Employee Director other than Sister Schaeffer was granted options to purchase 3,000 shares, these directors being as follows:
Messrs. Burch and Fraiman and Drs. Bruhl and Nighbert.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


         Deloitte & Touche has served as the Company's independent accountants since October 20, 1987. Subject to ratification by the shareholders, the Board of Directors has appointed Deloitte & Touche as the Company's independent accountants for the current fiscal year. MANAGEMENT OF THE COMPANY RECOMMENDS RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

         Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Shareholders. Such representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

         The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies in accordance with the recommendation of the Board of Directors.

         UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, TOGETHER WITH THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO TARPLEY B. JONES, SECRETARY-TREASURER, SURGICAL CARE AFFILIATES, INC., SUITE 610, 102 WOODMONT BOULEVARD, NASHVILLE, TENNESSEE 37205.


                                           BY ORDER OF THE BOARD OF DIRECTORS




Nashville, Tennessee                       Tarpley B. Jones
March 31, 1995                             Secretary/Treasurer

                                                                      APPENDIX A

                                     PROXY

                         SURGICAL CARE AFFILIATES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1995


         The undersigned hereby appoints Joel C. Gordon or Tarpley B. Jones, or either of them, with power of substitution, as Proxies to vote all stock of Surgical Care Affiliates, Inc. owned by the undersigned at the Annual Meeting of Shareholders to be held in the Belmont Room of the Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, at 11:00 A.M. on May 11, 1995, and any adjournment thereof, on the following items of business and such other business as may properly come before the meeting.


         1. ________FOR THE ELECTION AS DIRECTOR OF ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)

                ________WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

                Joel C. Gordon, William J. Hamburg, Dan E. Bruhl, M.D., Lucius
                E. Burch III, Robert J. Fraiman, Kenneth J. Melkus, Andrew W. Miller, Edwin J. Nighbert, M.D. and Sister Josepha Schaeffer.

INSTRUCTION:    TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES,
WRITE THEIR NAMES IN THE SPACE PROVIDED BELOW.

________________________________________________________________________________

         2. Proposal to ratify the appointment of Deloitte & touche as independent accountants of the Company.

                _____ FOR        _____ AGAINST    ____ ABSTAIN

         3. In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

                         SURGICAL CARE AFFILIATES, INC.


         THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees and for all Proposals.

         Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated: _____________, 1995                 ___________________________
                                           Signature of Shareholder



                                           ___________________________
                                           Signature if held jointly

                                           PLEASE MARK, SIGN, DATE AND RETURN
                                           THE PROXY CARD PROMPTLY USING THE
                                           ENCLOSED ENVELOPE.